News Release

HOPE BANCORP REPORTS 2023 FIRST QUARTER FINANCIAL RESULTS

LOS ANGELES - April 24, 2023 - Hope Bancorp, Inc. (the “Company”) (NASDAQ: HOPE), the holding company of Bank of Hope (the “Bank”), today reported unaudited financial results for its first quarter ended March 31, 2023.

For the three months ended March 31, 2023, net income totaled $39.1 million, or $0.33 per diluted common share. This compares with net income of $51.7 million, or $0.43 per diluted common share, in the preceding fourth quarter and $60.7 million, or $0.50 per diluted common share, in the year-ago first quarter.

“The focus this quarter was to maintain a strong balance sheet with high levels of capital and liquidity, and in this, we succeeded,” said Kevin S. Kim, Chairman, President and Chief Executive Officer. “At the close of the 2023 first quarter, total deposits grew 1% quarter-over-quarter and 9% year-over-year, underscoring the confidence that our customers have in our franchise as the largest Korean American bank in the country. Our capital levels continued to be strong and our total risk-based capital ratio increased to 12.25% at March 31, 2023. Asset quality continued to be healthy.

“From a risk management perspective, we fortified our liquidity to prudently manage through the current environment of heightened volatility due to the banking industry disruption in mid-March. We substantially increased the level of cash and cash equivalents on our balance sheet to $2.2 billion at March 31, 2023. At quarter-end, our available borrowing capacity, together with cash and cash equivalents, and unpledged investment securities, totaled $8.0 billion, equivalent to 50% of total deposits. At the same time, we continued to execute on initiatives designed to further strengthen our franchise, support long-term profitability, and create additional value for stockholders.”

Q1 2023 Highlights
•The Company’s total risk-based capital ratio was 12.25% at March 31, 2023, up 28 basis points quarter-over-quarter.
•Book value per common share increased to $17.17 and tangible common equity per share increased to $13.26 at March 31, 2023, both up 2% quarter-over-quarter.
•Total deposits of $15.83 billion at March 31, 2023, increased 1% quarter-over-quarter and 9% year-over-year.
•Available borrowing capacity, cash and cash equivalents, and unpledged investment securities totaled $7.99 billion, equivalent to 50% of total deposits, at March 31, 2023. This is up 11% from $7.23 billion, or 46% of total deposits, at December 31, 2022.
•During the first quarter, the Company fortified its on-balance sheet liquidity in response to industry disruption. Cash and cash equivalents increased to $2.21 billion at March 31, 2023, up from $506.8 million as of December 31, 2022. This increase in on-balance sheet liquidity reflects the Company’s conservative approach to risk management. It was largely funded through the Federal Reserve Bank’s Bank Term Funding Program (“BTFP”). BTFP borrowings were $1.40 billion at March 31, 2023, carrying a weighted average interest rate of 4.49%.
•The Bank’s insured or otherwise collateralized deposits totaled $9.91 billion at March 31, 2023. The Bank’s uninsured deposit ratio was 38% at March 31, 2023, a decrease from 41% at December 31, 2022. The available borrowing capacity, cash and cash equivalents, and unpledged investment securities well exceeded the Bank’s uninsured deposits at quarter-end.
•First quarter 2023 loan originations totaled $568.7 million, led by commercial loans and followed by commercial real estate. New commercial loans accounted for 61% of total originations for the first quarter of 2023. Loans receivable of $15.06 billion at March 31, 2023, decreased 2% quarter-over-quarter and increased 7% year-over-year.

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Financial Summary

	At or for the Three Months Ended
(dollars in thousands, except per share data) (unaudited)	3/31/2023	12/31/2022	3/31/2022
Net income	$39,121	$51,703	$60,738
Diluted earnings per share	$0.33	$0.43	$0.50
Net interest income before provision (credit) for credit losses	$133,878	$150,521	$133,176
Pre-provision net revenue (“PPNR”) (1)	$54,502	$78,113	$70,989
Loans receivable	$15,064,849	$15,403,540	$14,066,674
Deposits	$15,828,209	$15,738,801	$14,515,128
Total assets	$20,568,884	$19,164,491	$17,803,814
Total equity	$2,058,580	$2,019,328	$2,041,057
Total risk-based capital ratio	12.25%	11.97%	12.49%
Net charge offs (recoveries)	$108	$6,402	$(17,900)
Net charge offs (recoveries)/average loans receivable	—%	0.17%	(0.52)%
Allowance for credit losses	$163,544	$162,359	$147,450
Allowance for credit losses to loans receivable	1.09%	1.05%	1.05%
Nonperforming assets to total assets (2)	0.39%	0.36%	0.58%
Return on average assets (“ROA”)	0.82%	1.10%	1.37%
Return on average equity (“ROE”)	7.65%	10.35%	11.62%
Return on average tangible common equity (“ROTCE”) (1)	9.93%	13.54%	15.01%
ROA (PPNR) (1)	1.14%	1.66%	1.60%
ROE (PPNR) (1)	10.65%	15.64%	13.58%
Net interest margin	3.02%	3.36%	3.21%
Noninterest expense / average assets	1.89%	1.79%	1.70%
Efficiency ratio	62.38%	51.97%	51.50%
__________________

(1) Pre-provision net revenue, ROA (PPNR), ROE (PPNR), and ROTCE are non-GAAP financial measures. Management’s reasons and purposes for using these non-GAAP financial measures are set forth on Table Page 9 of this earnings release. A quantitative reconciliation of the most directly comparable GAAP to non-GAAP financial measures are provided in the accompanying financial information on Table Page 9.
(2) Excludes delinquent SBA loans that are guaranteed and currently in liquidation.

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Operating Results for the 2023 First Quarter

Net interest income before provision (credit) for credit losses for the 2023 first quarter totaled $133.9 million, compared with $150.5 million in the 2022 fourth quarter and $133.2 million in the year-ago first quarter. The Company attributed the quarter-over-quarter decrease primarily to higher interest expense on deposits, partially offset by interest income growth due to expanding earning asset yields and a 1% increase in average interest earning assets.

The net interest margin for the 2023 first quarter decreased 34 basis points to 3.02% from 3.36% in the preceding fourth quarter as the increase in the cost of deposits outpaced the expansion of the yields on interest-earning assets. Compared with the year-ago first quarter, the net interest margin decreased 19 basis points.
The weighted average yield on loans for the 2023 first quarter was 5.75%, up 39 basis points from 5.36% in the 2022 fourth quarter and up 187 basis points from the year-ago first quarter. The Company attributed the yield expansion to the repricing of its variable-rate loans following increases in market interest rates, as well as a significant increase in the average rate on new loans originated during the last four quarters. The rate on new loans originated in the 2023 first quarter was 7.53%, up 82 basis points from 6.71% in the preceding fourth quarter, and up 399 basis points from 3.54% in the year-ago first quarter.

The weighted average cost of deposits for the 2023 first quarter increased 79 basis points to 2.41% from 1.62% in the 2022 fourth quarter, reflecting customer preferences for higher yields in a rising interest rate environment, as well as the banking industry disruption in mid-March of 2023. Compared with the year-ago first quarter, the weighted average cost of deposits for the 2023 first quarter increased 217 basis points from 0.24%.

Noninterest income for the 2023 first quarter totaled $11.0 million, compared with $12.1 million in the 2022 fourth quarter and $13.2 million in the year-ago first quarter. Quarter-over-quarter, deposit service fees and net gains on SBA loan sales increased, offset by decreases in other income and fees. During the 2023 first quarter, the Company sold $40.7 million of the guaranteed portion of SBA 7(a) loans and $7.3 million of residential mortgage loans, compared with $41.2 million and $3.5 million, respectively, sold in the preceding fourth quarter.

Noninterest expense for the 2023 first quarter totaled $90.4 million, compared with $84.5 million in the preceding fourth quarter and $75.4 million in the year-ago first quarter. The quarter-over-quarter increase in noninterest expense was primarily driven by higher salaries and employee benefits expense, which reflected payroll taxes and related expenses that are typically higher in the first quarter, as well as $1.7 million of severance charges. Included in other expenses is $1.6 million of provision for unfunded loan commitments.

The Company’s efficiency ratio for the 2023 first quarter was 62.4%, compared with 52.0% in the preceding fourth quarter and 51.5% in the year-ago first quarter. Noninterest expense as a percentage of average assets was 1.89% for the 2023 first quarter, compared with 1.79% for the 2022 fourth quarter and 1.70% for the 2022 first quarter.

The effective tax rate for the 2023 first quarter was 25.9%, compared with 26.1% for the preceding fourth quarter and 25.9% for the year-ago first quarter.

Balance Sheet Summary
New loan originations during the 2023 first quarter totaled $568.7 million, compared with $793.4 million in the preceding fourth quarter and $1.03 billion in the 2022 first quarter.

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The following table sets forth the components of new loan production for the quarters ended March 31, 2023, December 31, 2022 and March 31, 2022.

	For the Three Months Ended
(dollars in thousands) (unaudited)	3/31/2023	12/31/2022	3/31/2022
Commercial real estate	$176,798	$302,983	$529,730
Commercial	344,194	424,340	335,756
SBA	29,977	28,825	56,602
Residential mortgage	14,317	36,720	103,473
Consumer	3,375	555	401
Total new loan originations	$568,661	$793,423	$1,025,962

At March 31, 2023, loans receivable decreased 2% quarter-over-quarter to $15.06 billion from $15.40 billion at December 31, 2022, and increased 7% from $14.07 billion a year ago at March 31, 2022.

The following table sets forth the loan portfolio composition and percentage of total loans at March 31, 2023, December 31, 2022 and March 31, 2022:

(dollars in thousands) (unaudited)	3/31/2023		12/31/2022		3/31/2022
	Balance	Percentage	Balance	Percentage	Balance	Percentage
Commercial loans	$4,821,270	32.0%	$5,109,532	33.2%	$4,124,715	29.3%
Real estate loans	9,373,529	62.2%	9,414,580	61.1%	9,262,305	65.9%
Consumer and other loans	870,050	5.8%	879,428	5.7%	679,654	4.8%
Loans receivable	$15,064,849	100.0%	$15,403,540	100.0%	$14,066,674	100.0%

At March 31, 2023, total deposits increased 1% to $15.83 billion, up from $15.74 billion at December 31, 2022, and increased 9% year-over-year from $14.52 billion at March 31, 2022, reflecting growth in time deposits, partially offset by lower levels of noninterest-bearing demand, money market and savings deposits in a rising interest rate environment.

The following table sets forth the deposit composition and percentage of total deposits at March 31, 2023, December 31, 2022 and March 31, 2022:

(dollars in thousands) (unaudited)	3/31/2023		12/31/2022		3/31/2022
	Balance	Percentage	Balance	Percentage	Balance	Percentage
Noninterest bearing demand deposits	$4,504,621	28.4%	$4,849,493	30.8%	$5,498,263	37.9%
Money market and interest bearing demand deposits	4,331,998	27.4%	5,615,784	35.7%	6,484,677	44.7%
Saving deposits	231,704	1.5%	283,464	1.8%	321,373	2.2%
Time deposits	6,759,886	42.7%	4,990,060	31.7%	2,210,815	15.2%
Total deposits	$15,828,209	100.0%	$15,738,801	100.0%	$14,515,128	100.0%

Allowance for Credit Losses
During the 2023 first quarter, the Company built its allowance for credit losses to $163.5 million at March 31, 2023, and increased the allowance coverage to 1.09% of loans receivable. For the 2023 first quarter, the Company recorded a provision for credit losses of $1.7 million, compared with $8.2 million in the preceding fourth quarter and a negative provision for credit losses of $11.0 million in the 2022 first quarter.

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The following table sets forth the allowance for credit losses and allowance coverage ratios at March 31, 2023, December 31, 2022 and March 31, 2022:

(dollars in thousands) (unaudited)	3/31/2023	12/31/2022	3/31/2022
Allowance for credit losses	$163,544	$162,359	$147,450
Allowance for credit loss/loans receivable	1.09%	1.05%	1.05%

Credit Quality
Asset quality continued to be healthy in the 2023 first quarter. Net charge offs were only $108 thousand in the 2023 first quarter, representing an annualized net charge off ratio of 0.00% of average loans. The following table sets forth net charge offs (recoveries) and net charge offs (recoveries) to average loans receivable, annualized, for the three months ended March 31, 2023, December 31, 2022 and March 31, 2022:

	For the Three Months Ended
(dollars in thousands) (unaudited)	3/31/2023	12/31/2022	3/31/2022
Net charge offs (recoveries)	$108	$6,402	$(17,900)
Net charge offs (recoveries)/average loans receivable (annualized)	—%	0.17%	(0.52)%

Nonperforming assets represented 0.39% of total assets at March 31, 2023, compared with 0.36% as of December 31, 2022, and 0.58% as of March 31, 2022. Total nonperforming assets were $80.2 million at March 31, 2023, an increase of 15% quarter-over-quarter and a decrease of 22% year-over-year. Included in nonperforming assets were loans on nonaccrual status of $78.9 million at March 31, 2023, which increased from $49.7 million at December 31, 2022. This quarter-over-quarter change was primarily driven by one large nonaccrual loan, which is expected to be resolved by mid-year with a minimal risk of loss.

The following table sets forth the components of nonperforming assets at March 31, 2023, December 31, 2022 and March 31, 2022:

(dollars in thousands) (unaudited)	3/31/2023	12/31/2022	3/31/2022
Loans on nonaccrual status (1)	$78,861	$49,687	$52,717
Delinquent loans 90 days or more on accrual status	364	401	3,090
Accruing troubled debt restructured loans (2)	—	16,931	44,555
Total nonperforming loans	79,225	67,019	100,362
Other real estate owned	938	2,418	2,010
Total nonperforming assets	$80,163	$69,437	$102,372

Nonperforming assets/total assets	0.39%	0.36%	0.58%
__________________
(1)     Excludes delinquent SBA loans that are guaranteed and currently in liquidation totaling $7.6 million, $9.8 million and $17.0 million at March 31, 2023, December 31, 2022 and March 31, 2022, respectively.
(2)     The Company adopted ASU 2022-02 in 2023 which eliminated the concept of troubled debt restructured (“TDR”) loans from GAAP and therefore accruing TDR loans are no longer included in nonperforming loans.

Total criticized loans were $304.7 million at March 31, 2023, up from $261.3 million at December 31, 2022. Year-over-year, total criticized loans decreased 23% from $393.6 million at March 31, 2022.

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Capital
The Company’s capital ratios are strong. At March 31, 2023, the Company and the Bank continued to exceed all regulatory capital requirements generally required to meet the definition of a “well-capitalized” financial institution. The following table sets forth the capital ratios for the Company at March 31, 2023, December 31, 2022 and March 31, 2022:

(unaudited)	3/31/2023	12/31/2022	3/31/2022	Minimum Guideline for “Well-Capitalized” Bank
Common Equity Tier 1 Capital	10.75%	10.55%	11.02%	6.50%
Tier 1 Leverage Ratio	10.13%	10.15%	10.37%	5.00%
Tier 1 Risk-Based Ratio	11.36%	11.15%	11.68%	8.00%
Total Risk-Based Ratio	12.25%	11.97%	12.49%	10.00%

Following are the tangible common equity (“TCE”) per share and the TCE as a percentage of tangible assets at March 31, 2023, December 31, 2022, and March 31, 2022:

(unaudited)	3/31/2023	12/31/2022	3/31/2022
Tangible common equity per share (1)	$13.26	$12.96	$13.04
Tangible common equity to tangible assets (1)	7.91%	8.29%	9.05%
__________________
(1)    Tangible common equity represents common equity less goodwill and net other intangible assets. Tangible common equity per share represents tangible common equity divided by the number of shares issued and outstanding. Tangible assets represent total assets less goodwill and net other intangible assets. Tangible common equity to tangible assets is the ratio of tangible common equity over tangible assets. Tangible common equity, tangible common equity per share, tangible assets and tangible common equity to tangible assets are non-GAAP financial measures. Management’s reasons and purposes for using these non-GAAP financial measures are set forth in the accompanying financial information on Table Page 9. A quantitative reconciliation of the most directly comparable GAAP to non-GAAP financial measures is provided in the accompanying financial information on Table Page 9.

Convertible Senior Notes
At March 31, 2023, the net balance of the Company’s 2.00% Convertible Senior Notes due 2038 (the “Notes”) was $206.7 million, compared with $217.1 million at December 31, 2022. The Notes have an upcoming optional put date on May 15, 2023. During the 2023 first quarter, the Company made repurchases of its Notes in the aggregate principal amount of $10.7 million. The repurchased Notes were immediately cancelled subsequent to the repurchase. These repurchases are separate from the optional put and were made through a third-party broker.

Non-GAAP Financial Metrics

This news release contains certain non-GAAP financial measure disclosures, including pre-provision net revenue (“PPNR”), ROA (PPNR), ROE (PPNR), tangible common equity, tangible common equity per share, tangible assets and tangible common equity to tangible assets. Management believes these non-GAAP financial measures provide meaningful supplemental information regarding its operational performance and the Company’s and the Bank’s capital levels and has included these figures in response to market participant interest in these financial metrics. A reconciliation of the most directly comparable GAAP to non-GAAP financial measures is provided in the accompanying financial information on Table Page 9.

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Investor Conference Call

The Company previously announced that it will host an investor conference call on Tuesday, April 25, 2023 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review unaudited financial results for its first quarter ended March 31, 2023. Investors and analysts are invited to access the conference call by dialing 866-235-9917 (domestic) or 412-902-4103 (international) and asking for the “Hope Bancorp Call.” A presentation to accompany the earnings call will be available at the Investor Relations section of Hope Bancorp’s website at www.ir-hopebancorp.com. Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of Hope Bancorp’s website. After the live webcast, a replay will remain available at the Investor Relations section of Hope Bancorp’s website for one year. A telephonic replay of the call will be available at 877-344-7529 (domestic) or 412-317-0088 (international) for one week through May 2, 2023, replay access code 9620853.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. (NASDAQ: HOPE) is the holding company of Bank of Hope, the first and only super regional Korean American bank in the United States with $20.57 billion in total assets as of March 31, 2023. Headquartered in Los Angeles and serving a multi-ethnic population of customers across the nation, Bank of Hope operates 53 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Alabama and Georgia. The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, Portland, New York City, Northern California and Houston; commercial loan production offices in Northern California, Seattle and Tampa, Fla.; residential mortgage loan production offices in Southern California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained or accessible therein.

Forward-Looking Statements

Some statements in this news release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to, among other things, expectations regarding the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our business strategies, objectives and vision. Forward-looking statements include, but are not limited to, statements preceded by, followed by or that include the words “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. With respect to any such forward-looking statements, the Company claims the protection provided for in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties. The Company’s actual results, performance or achievements may differ significantly from the results, performance or achievements expressed or implied in any forward-looking statements. The risks and uncertainties include, but are not limited to: possible further deterioration in economic conditions in our areas of operation; interest rate risk associated with volatile interest rates and related asset-liability matching risk; liquidity risks; risk of significant non-earning assets, and net credit losses that could occur, particularly in times of weak economic conditions or times of rising interest rates; the failure of or changes to assumptions and estimates underlying the Company’s allowances for credit losses; regulatory risks associated with current and future regulations; and the COVID-19 pandemic and its impact on our financial position, results of operations, liquidity, and capitalization. For additional information concerning these and other risk factors, see the Company’s most recent Annual Report on Form 10-K. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements except as required by law.

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Contacts:

Julianna Balicka    Angie Yang
EVP & Chief Financial Officer    SVP, Director of Investor Relations & Corporate Communications
213-235-3235    213-251-2219
julianna.balicka@bankofhope.com     angie.yang@bankofhope.com

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Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share data)

Assets:	3/31/2023	12/31/2022	% change	3/31/2022	% change
Cash and due from banks	$2,212,637	$506,776	337%	$280,373	689%
Investment securities	2,231,989	2,243,195	—%	2,492,486	(10)%
Federal Home Loan Bank (“FHLB”) stock and other investments	59,962	61,761	(3)%	87,201	(31)%
Loans held for sale, at the lower of cost or fair value	125,268	49,245	154%	115,756	8%
Loans receivable	15,064,849	15,403,540	(2)%	14,066,674	7%
Allowance for credit losses	(163,544)	(162,359)	1%	(147,450)	11%
Net loans receivable	14,901,305	15,241,181	(2)%	13,919,224	7%
Accrued interest receivable	57,021	55,460	3%	37,949	50%
Premises and equipment, net	47,887	46,859	2%	45,642	5%
Bank owned life insurance	87,842	77,078	14%	77,390	14%
Goodwill	464,450	464,450	—%	464,450	—%
Servicing assets	11,628	11,628	—%	10,874	7%
Other intangible assets, net	5,278	5,726	(8)%	7,184	(27)%
Other assets	363,617	401,132	(9)%	265,285	37%
Total assets	$20,568,884	$19,164,491	7%	$17,803,814	16%

Liabilities:
Deposits	$15,828,209	$15,738,801	1%	$14,515,128	9%
FHLB and FRB borrowings	2,130,000	865,000	146%	772,000	176%
Convertible notes, net	206,658	217,148	(5)%	216,444	(5)%
Subordinated debentures	106,875	106,565	—%	105,652	1%
Accrued interest payable	53,818	26,668	102%	4,826	1,015%
Other liabilities	184,744	190,981	(3)%	148,707	24%
Total liabilities	$18,510,304	$17,145,163	8%	$15,762,757	17%

Stockholders’ Equity:
Common stock, $0.001 par value	$137	$137	—%	$137	—%
Capital surplus	1,430,977	1,431,003	—%	1,422,602	1%
Retained earnings	1,106,390	1,083,712	2%	976,483	13%
Treasury stock, at cost	(264,667)	(264,667)	—%	(250,000)	(6)%
Accumulated other comprehensive loss, net	(214,257)	(230,857)	7%	(108,165)	(98)%
Total stockholders’ equity	2,058,580	2,019,328	2%	2,041,057	1%
Total liabilities and stockholders’ equity	$20,568,884	$19,164,491	7%	$17,803,814	16%

Common stock shares - authorized	150,000,000	150,000,000		150,000,000
Common stock shares - outstanding	119,865,732	119,495,209		120,327,689
Treasury stock shares	17,382,835	17,382,835		16,343,849
Table Page 1

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share and per share data)

	Three Months Ended
	3/31/2023	12/31/2022	% change	3/31/2022	% change

Interest and fees on loans	$215,935	$207,958	4%	$132,672	63%
Interest on investment securities	15,125	14,758	2%	11,656	30%
Interest on cash and deposits at other banks	6,641	942	605%	137	4,747%
Interest on other investments	695	579	20%	407	71%
Total interest income	238,396	224,237	6%	144,872	65%

Interest on deposits	94,067	63,276	49%	8,676	984%
Interest on other borrowings and convertible notes	10,451	10,440	—%	3,020	246%
Total interest expense	104,518	73,716	42%	11,696	794%

Net interest income before provision (credit) for credit losses	133,878	150,521	(11)%	133,176	1%
Provision (credit) for credit losses	1,700	8,200	(79)%	(11,000)	N/A
Net interest income after provision (credit) for credit losses	132,178	142,321	(7)%	144,176	(8)%

Service fees on deposit accounts	2,221	2,159	3%	1,974	13%
Net gains on sales of SBA loans	2,225	2,154	3%	5,603	(60)%
Net gains on sales of residential mortgage loans	64	20	220%	757	(92)%
Other income and fees	6,468	7,777	(17)%	4,852	33%
Total noninterest income	10,978	12,110	(9)%	13,186	(17)%

Salaries and employee benefits	57,169	52,694	8%	47,745	20%
Occupancy	7,521	7,072	6%	7,335	3%
Furniture and equipment	5,058	5,045	—%	4,644	9%
Data processing and communications	2,822	2,860	(1)%	2,461	15%
FDIC assessment	1,781	1,596	12%	1,569	14%
Earnings credit rebates	4,427	5,002	(11)%	476	830%
Other	11,576	10,249	13%	11,143	4%
Total noninterest expense	90,354	84,518	7%	75,373	20%
Income before income taxes	52,802	69,913	(24)%	81,989	(36)%
Income tax provision	13,681	18,210	(25)%	21,251	(36)%
Net income	$39,121	$51,703	(24)%	$60,738	(36)%

Earnings Per Common Share - Basic	$0.33	$0.43		$0.51
Earnings Per Common Share - Diluted	$0.33	$0.43		$0.50

Weighted Average Shares Outstanding - Basic	119,551,247	119,483,499		120,131,380
Weighted Average Shares Outstanding - Diluted	120,242,295	120,102,665		121,089,474
Table Page 2

Hope Bancorp, Inc.
Selected Financial Data
Unaudited

	For the Three Months Ended (Annualized)
Profitability measures:	3/31/2023	12/31/2022	3/31/2022
ROA	0.82%	1.10%	1.37%
ROE	7.65%	10.35%	11.62%
ROA (PPNR) (1)	1.14%	1.66%	1.60%
ROE (PPNR) (1)	10.65%	15.64%	13.58%
ROTCE (2)	9.93%	13.54%	15.01%
Net interest margin	3.02%	3.36%	3.21%
Efficiency ratio	62.38%	51.97%	51.50%
Noninterest expense / average assets	1.89%	1.79%	1.70%

(1) ROA (PPNR) and ROE (PPNR) are non-GAAP financial measures. Management’s reasons and purposes for using these non-GAAP financial measures are set forth on Table Page 9 of this earnings release. A quantitative reconciliation of the most directly comparable GAAP to non-GAAP financial measures are provided in the accompanying financial information on Table Page 9.

(2) Average tangible common equity is calculated by subtracting average goodwill and average core deposit intangible assets from average stockholders’ equity. This is a non-GAAP measure that we believe provides investors with information that is useful in understanding our financial performance and position. A quantitative reconciliation of the most directly comparable GAAP to non-GAAP financial measure is provided in the accompanying financial information on Table Page 9.

Table Page 3

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

	Three Months Ended
	3/31/2023			12/31/2022			3/31/2022
		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
INTEREST EARNING ASSETS:
Loans, including loans held for sale	$15,235,386	$215,935	5.75%	$15,393,843	$207,958	5.36%	$13,871,974	$132,672	3.88%
Investment securities	2,248,479	15,125	2.73%	2,254,678	14,758	2.60%	2,621,220	11,656	1.80%
Interest bearing cash and deposits at other banks	473,344	6,641	5.69%	66,075	942	5.66%	284,342	137	0.20%
FHLB stock and other investments	47,043	695	5.99%	48,002	579	4.79%	68,432	407	2.41%
Total interest earning assets	$18,004,252	$238,396	5.37%	$17,762,598	$224,237	5.01%	$16,845,968	$144,872	3.49%

INTEREST BEARING LIABILITIES:
Deposits:
Money market and interest bearing demand	$5,341,057	$43,118	3.27%	$5,733,448	$34,991	2.42%	$6,337,866	$5,701	0.36%
Savings	256,194	827	1.31%	297,128	968	1.29%	318,508	927	1.18%
Time deposits	5,543,369	50,122	3.67%	4,276,655	27,317	2.53%	2,619,491	2,048	0.32%
Total interest bearing deposits	11,140,620	94,067	3.42%	10,307,231	63,276	2.44%	9,275,865	8,676	0.38%
FHLB and FRB borrowings	676,444	6,698	4.02%	838,335	6,988	3.31%	242,556	687	1.15%
Convertible notes, net	217,114	1,322	2.44%	217,002	1,322	2.38%	216,305	1,323	2.45%
Subordinated debentures	102,791	2,431	9.46%	102,496	2,130	8.13%	101,577	1,010	3.98%
Total interest bearing liabilities	$12,136,969	$104,518	3.49%	$11,465,064	$73,716	2.55%	$9,836,303	$11,696	0.48%
Noninterest bearing demand deposits	4,662,139			5,174,217			5,672,768
Total funding liabilities/cost of funds	$16,799,108		2.52%	$16,639,281		1.76%	$15,509,071		0.31%
Net interest income/net interest spread		$133,878	1.88%		$150,521	2.46%		$133,176	3.01%
Net interest margin			3.02%			3.36%			3.21%

Cost of deposits:
Noninterest bearing demand deposits	$4,662,139	$—	—%	$5,174,217	$—	—%	$5,672,768	$—	—%
Interest bearing deposits	11,140,620	94,067	3.42%	10,307,231	63,276	2.44%	9,275,865	8,676	0.38%
Total deposits	$15,802,759	$94,067	2.41%	$15,481,448	$63,276	1.62%	$14,948,633	$8,676	0.24%

Table Page 4

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

	Three Months Ended
AVERAGE BALANCES:	3/31/2023	12/31/2022	% change	3/31/2022	% change
Loans, including loans held for sale	$15,235,386	$15,393,843	(1)%	$13,871,974	10%
Investments	2,768,866	2,368,755	17%	2,973,994	(7)%
Interest earning assets	18,004,252	17,762,598	1%	16,845,968	7%
Total assets	19,087,170	18,863,726	1%	17,742,402	8%

Interest bearing deposits	11,140,620	10,307,231	8%	9,275,865	20%
Interest bearing liabilities	12,136,969	11,465,064	6%	9,836,303	23%
Noninterest bearing demand deposits	4,662,139	5,174,217	(10)%	5,672,768	(18)%
Stockholders’ equity	2,046,159	1,997,460	2%	2,090,755	(2)%
Net interest earning assets	5,867,283	6,297,534	(7)%	7,009,665	(16)%

LOAN PORTFOLIO COMPOSITION:	3/31/2023	12/31/2022	% change	3/31/2022	% change
Commercial loans	$4,821,270	$5,109,532	(6)%	$4,124,715	17%
Real estate loans	9,373,529	9,414,580	—%	9,262,305	1%
Consumer and other loans	870,050	879,428	(1)%	679,654	28%
Loans, net of deferred loan fees and costs	15,064,849	15,403,540	(2)%	14,066,674	7%
Allowance for credit losses	(163,544)	(162,359)	1%	(147,450)	11%
Loans receivable, net	$14,901,305	$15,241,181	(2)%	$13,919,224	7%

REAL ESTATE LOANS BY PROPERTY TYPE:	3/31/2023	12/31/2022	% change	3/31/2022	% change
Multi-tenant retail	$1,817,874	$1,866,434	(3)%	$1,851,150	(2)%
Hotels/motels	900,990	952,579	(5)%	1,208,217	(25)%
Gas stations and car washes	1,046,528	1,054,720	(1)%	1,055,383	(1)%
Mixed-use facilities	818,227	848,417	(4)%	872,362	(6)%
Industrial warehouses	1,309,763	1,294,893	1%	1,263,791	4%
Multifamily	1,302,597	1,295,644	1%	841,316	55%
Single-tenant retail	706,593	718,977	(2)%	747,223	(5)%
Office	464,703	473,459	(2)%	442,944	5%
All other	1,006,254	909,457	11%	979,919	3%
Total real estate loans	$9,373,529	$9,414,580	—%	$9,262,305	1%

DEPOSIT COMPOSITION	3/31/2023	12/31/2022	% change	3/31/2022	% change
Noninterest bearing demand deposits	$4,504,621	$4,849,493	(7)%	$5,498,263	(18)%
Money market and interest bearing demand	4,331,998	5,615,784	(23)%	6,484,677	(33)%
Saving deposits	231,704	283,464	(18)%	321,373	(28)%
Time deposits	6,759,886	4,990,060	35%	2,210,815	206%
Total deposits	$15,828,209	$15,738,801	1%	$14,515,128	9%

Table Page 5

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

CAPITAL RATIOS:	3/31/2023	12/31/2022	3/31/2022
Total stockholders’ equity	$2,058,580	$2,019,328	$2,041,057
Common equity tier 1 ratio	10.75%	10.55%	11.02%
Tier 1 risk-based capital ratio	11.36%	11.15%	11.68%
Total risk-based capital ratio	12.25%	11.97%	12.49%
Tier 1 leverage ratio	10.13%	10.15%	10.37%
Total risk weighted assets	$16,886,343	$17,049,410	$15,393,639
Book value per common share	$17.17	$16.90	$16.96
Tangible common equity to tangible assets (1)	7.91%	8.29%	9.05%
Tangible common equity per share (1)	$13.26	$12.96	$13.04

(1) Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and core deposit intangible assets, net divided by total assets less goodwill and core deposit intangible assets, net. Management reviews tangible common equity to tangible assets in evaluating the Company’s capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital. A quantitative reconciliation of the most directly comparable GAAP to non-GAAP financial measures are provided in the accompanying financial information on Table Page 10.

	Three Months Ended
ALLOWANCE FOR CREDIT LOSSES CHANGES:	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
Balance at beginning of period	$162,359	$160,561	$151,580	$147,450	$140,550
ASU 2022-02 day 1 adoption impact	(407)	—	—	—	—
Provision (credit) for credit losses	1,700	8,200	9,200	3,200	(11,000)
Recoveries	387	3,222	331	1,642	19,403
Charge offs	(495)	(9,624)	(550)	(712)	(1,503)
Balance at end of period	$163,544	$162,359	$160,561	$151,580	$147,450
Net charge offs (recoveries)/average loans receivable (annualized)	—%	0.17%	0.01%	(0.03)%	(0.52)%

	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
Allowance for unfunded loan commitments	$2,971	$1,351	$1,231	$1,481	$1,301

	Three Months Ended
NET LOAN CHARGE OFFS (RECOVERIES):	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
Real estate loans	$(109)	$2,022	$9	$(508)	$(16,418)
Commercial loans	196	4,174	115	(461)	(1,529)
Consumer loans	21	206	95	39	47
Total net charge offs (recoveries)	$108	$6,402	$219	$(930)	$(17,900)

Table Page 6

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

NONPERFORMING ASSETS:	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
Loans on nonaccrual status (1)	$78,861	$49,687	$64,571	$69,522	$52,717
Delinquent loans 90 days or more on accrual status	364	401	5,306	12,468	3,090
Accruing troubled debt restructured loans (2)	—	16,931	25,631	26,572	44,555
Total nonperforming loans	79,225	67,019	95,508	108,562	100,362
Other real estate owned	938	2,418	1,480	2,010	2,010
Total nonperforming assets	$80,163	$69,437	$96,988	$110,572	$102,372

Nonperforming assets/total assets	0.39%	0.36%	0.51%	0.61%	0.58%
Nonperforming assets/loans receivable & OREO	0.53%	0.45%	0.63%	0.76%	0.73%
Nonperforming assets/total capital	3.89%	3.44%	4.91%	5.53%	5.02%
Nonperforming loans/loans receivable	0.53%	0.44%	0.62%	0.75%	0.71%
Nonaccrual loans/loans receivable	0.52%	0.32%	0.42%	0.48%	0.37%
Allowance for credit losses/loans receivable	1.09%	1.05%	1.04%	1.04%	1.05%
Allowance for credit losses/nonaccrual loans	207.38%	326.76%	248.66%	218.03%	279.70%
Allowance for credit losses/nonperforming loans	206.43%	242.26%	168.11%	139.63%	146.92%
Allowance for credit losses/nonperforming assets	204.01%	233.82%	165.55%	137.09%	144.03%

(1) Excludes delinquent SBA loans that are guaranteed and currently in liquidation totaling $7.6 million, $9.8 million, $9.9 million, $13.2 million, and $17.0 million, at March 31, 2023, December 31, 2022, September 30, 2022, June 30, 2022, and March 31, 2022, respectively.

(2) The Company adopted ASU 2022-02 in 2023 which eliminated the concept of TDR from GAAP and therefore accruing TDR loans are no longer included in nonperforming loans.

NONACCRUAL LOANS BY TYPE:	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
Real estate loans	$44,376	$33,915	$47,807	$53,966	$36,655
Commercial loans	26,191	5,620	7,675	8,206	8,686
Consumer loans	8,294	10,152	9,089	7,350	7,376
Total	$78,861	$49,687	$64,571	$69,522	$52,717

Table Page 7

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

ACCRUING DELINQUENT LOANS 30-89 DAYS PAST DUE:	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
30 - 59 days	$7,662	$7,049	$13,092	$10,090	$12,439
60 - 89 days	249	2,243	4,933	6,354	3,090
Total	$7,911	$9,292	$18,025	$16,444	$15,529

ACCRUING DELINQUENT LOANS 30-89 DAYS PAST DUE BY TYPE:	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
Real estate loans	$3,652	$4,115	$9,694	$7,919	$6,097
Commercial loans	419	3,300	6,165	3,397	5,003
Consumer loans	3,840	1,877	2,166	5,128	4,429
Total	$7,911	$9,292	$18,025	$16,444	$15,529

CRITICIZED LOANS:	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
Special mention	$166,472	$157,263	$79,399	$95,797	$166,958
Substandard	138,224	104,073	204,713	244,748	226,661
Total criticized loans	$304,696	$261,336	$284,112	$340,545	$393,619
Table Page 8

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share and per share data)

Reconciliation of GAAP financial measures to non-GAAP financial measures

Management reviews select non-GAAP financial measures in evaluating the Company’s and the Bank’s financial performance and in response to market participant interest. A reconciliation of the most directly comparable GAAP to non-GAAP financial measures utilized by management is provided below.

	Three Months Ended
RETURN ON AVERAGE TANGIBLE COMMON EQUITY	3/31/2023	12/31/2022	3/31/2022
Average stockholders’ equity	$2,046,159	$1,997,460	$2,090,755
Less: Average goodwill and core deposit intangible assets, net	(469,992)	(470,442)	(471,921)
Average tangible common equity	$1,576,167	$1,527,018	$1,618,834

Net income	$39,121	$51,703	$60,738
Return on average tangible common equity (annualized)	9.93%	13.54%	15.01%

TANGIBLE COMMON EQUITY	3/31/2023	12/31/2022	3/31/2022
Total stockholders’ equity	$2,058,580	$2,019,328	$2,041,057
Less: Goodwill and core deposit intangible assets, net	(469,728)	(470,176)	(471,634)
Tangible common equity	$1,588,852	$1,549,152	$1,569,423

Total assets	$20,568,884	$19,164,491	$17,803,814
Less: Goodwill and core deposit intangible assets, net	(469,728)	(470,176)	(471,634)
Tangible assets	$20,099,156	$18,694,315	$17,332,180

Common shares outstanding	119,865,732	119,495,209	120,327,689
Tangible common equity to tangible assets	7.91%	8.29%	9.05%
Tangible common equity per share	$13.26	$12.96	$13.04

	Three Months Ended
PRE-PROVISION NET REVENUE	3/31/2023	12/31/2022	3/31/2022
Net interest income before provision (credit) for credit losses	$133,878	$150,521	$133,176
Noninterest income	10,978	12,110	13,186
Revenue	144,856	162,631	146,362
Less noninterest expense	90,354	84,518	75,373
Pre-provision net revenue	$54,502	$78,113	$70,989

Average assets	$19,087,170	$18,863,726	$17,742,402
ROA (PPNR)	1.14%	1.66%	1.60%

Average stockholders’ equity	2,046,159	1,997,460	2,090,755
ROE (PPNR)	10.65%	15.64%	13.58%
Table Page 9